Exhibit 23.1

CAWLEY, GILLESPIE & ASSOCIATES, INC.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117	306 WEST SEVENTH STREET, SUITE 302	1000 LOUISIANA STREET, SUITE 625
AUSTIN, TEXAS 78729-1106	FORT WORTH, TEXAS 76102-4987	HOUSTON, TEXAS 77002-5008
512-249-7000	817-336-2461	713-651-9944
FAX 512-233-2618	FAX 817-877-3728	FAX 713-651-9980

EV Energy Partners, L.P.
1001 Fannin Street, Suite 800
Houston, Texas 77002

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to all references to our firm included in this Registration Statement on Form S-3. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of the information included in EV Energy Partners, L.P.’s Form 10-K for the year ended December 31, 2006 with respect to the oil and gas reserves of EV Energy Partners, L.P.

Yours very truly,

/s/ W. Todd Brooker
W. Todd Brooker
Vice President CAWLEY, GILLESPIE & ASSOCIATES, INC.